Exhibit 99.01

NEWS

FOR IMMEDIATE RELEASE

RWD Technologies Agrees to Going Private Transaction

at $2.10 Per Share

—Board Unanimously Approves Transaction with Research Park Acquisition, Inc.—

-- Company Also Announces 2003 First Quarter Results—

BALTIMORE, MD – April 29, 2003 – RWD Technologies, Inc. (Nasdaq: RWDT), a professional services company, announced today that it has signed a definitive merger agreement with Research Park Acquisition, Inc. (“RPA”), an entity owned by Dr. Robert W. Deutsch, Chairman, CEO and President of the Company, and some of his family members.  Dr. Deutsch and members of his family have contributed their shares of common stock in the Company to RPA, which shares represent approximately 66 percent of the Company’s outstanding common stock.  The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by RPA) will convert into the right to receive $2.10 in cash.  The transaction price of $2.10 per share represents a 144 percent premium over the average closing price of the Company’s common stock during the 30 trading days preceding the date the merger agreement was signed.

The transaction has been unanimously approved by the Board of Directors of the Company, with Dr. Deutsch and Jane C. Brown, his daughter, abstaining, following the unanimous recommendation of a Special Committee of the Board.  The Special Committee, which was formed to consider and negotiate a possible acquisition proposal to be made by Dr. Deutsch, consists of four independent non-management members of the Board of Directors and is chaired by Henry Z Shelton.  The transaction was recommended by the Special Committee following negotiations between Dr. Deutsch and the Special Committee regarding the terms and conditions of the transaction.  Friedman, Billings, Ramsey & Co. (NYSE: FBR), Inc. is the financial advisor, and provided its fairness opinion, to the Special Committee.  King & Spalding LLC is the legal advisor to the Special Committee.  Signal Hill Capital Group LLC is the financial advisor to RPA.

The merger agreement contains customary fiduciary termination rights.  The closing of the merger is subject to various conditions, including stockholder approval by the holders of a majority of the Company’s common stock not held by RPA at a special meeting of stockholders.  It is presently anticipated that the special meeting will be held in early August 2003, with the exact timing being dependent on the completion and review of the necessary filings.  Stockholders are urged to carefully read the proxy materials that will be distributed in connection with the special meeting when the materials become available, as the proxy materials will contain important information about the Company, the proposed transaction and related matters.

As a result of the merger, the Company will become a privately-held company.  Accordingly, upon closing, the registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended, will terminate.

Commenting on the merger agreement, Dr. Deutsch stated he believes, “the transaction is in the best interest of the Company and all of its stockholders.  In today’s business environment, the cost and other burdens of being a public company far outweigh the benefits for a company the size of RWD Technologies. Also, because RWD’s stock is so thinly traded, it is difficult to maintain adequate analyst coverage. This transaction will provide a significant premium over our current stock price and provides liquidity for our stockholders.”

Following completion of the merger, the Company will continue to do business under the name “RWD Technologies, Inc.”

RWD Technologies also today reported its first quarter 2003 financial results.  The Company recognized revenue for the quarter of $23.5 million, as compared to $29.2 million generated in the first quarter of 2002, a 19.6 percent decrease. Unexpected delays in contract execution decreased recognized revenue by $1.8 million for the quarter, which will be realized in the second quarter of 2003.

The net loss for the first quarter was $6.1 million, or $0.40 loss per share, resulting in negative operating cash flow of $3.7 million for the quarter. Expenses in the quarter reflect lower levels of personnel utilization caused by delays in initiation of new contracts and the investment in expanding international business, as well as the following non-recurring items: severance costs ($600,000), costs related to additional audit work on prior year financial statements ($180,000), and other professional fees ($175,000), including fees related to the merger transaction.  Depreciation and amortization expense during the quarter was $1.6 million versus $2.4 million for the same period last year.  In 2002, the first quarter net profit before the cumulative effect of a change in accounting principle was $0.06 per share, which included an $0.11 per share reversal of a tax valuation allowance.

The Enterprise Systems segment, which for the last few years has been the primary contributor to Company’s revenue and gross profit, had disappointing financial results. This segment’s product sales exceeded forecasts but sales of enterprise services fell short of projections. On a positive note, Enterprise Systems extended its alliance arrangement with SAP America through fiscal year 2006. The segment also announced significant new features in the 5.0 release of RWD Info Pak®, which is able to rapidly capture, organize, and distribute knowledge that employees need in order to use all software applications in the enterprise.

Revenue for the Performance Solutions segment was also under budget for the quarter as a result of the aforementioned delays in contract execution, but still reported a 17 percent gross profit. Its prospects for the remainder of the year are encouraging, even with an announced cutback in automotive business in Europe during the second half of 2003. The segment’s current business plan includes introducing Lean manufacturing processes and methodologies into large manufacturing organizations as well as large service organizations.

The Applied Technology Solutions segment continues to face a challenging business environment in its primary business areas. At present, the segment has a major effort underway to utilize 360Sync® for the training of mobile workers, such as sales personnel, who can connect to the Internet and download lessons, including tests, to a laptop computer with all training activities carried out offline. Upon completion, the worker connects the laptop to the Internet, and all training materials are uploaded into the appropriate employee files. Applied Technology Solutions has developed a unique medical communications software solution that allows Medical Information Services departments to handle vastly increased workload with existing professional staff, while ensuring complete compliance with federal regulations.  The segment has also applied portal technology to help pharmaceutical companies maintain and support communities of practicing physicians who have a direct influence on sales of specific drugs.

The announcement of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of RWD Technologies, Inc.  RWD Technologies intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger.  As soon as practical, RWD Technologies intends to promptly file preliminary proxy materials with the Securities and Exchange Commission for the meeting of the stockholders to vote on the proposed transaction.  Upon satisfactory completion of the SEC’s review and comment on the preliminary proxy materials, RWD Technologies will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to RWD Technologies’ stockholders definitive proxy materials.  The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of RWD Technologies’ Board of Directors in respect of the merger.  Stockholders of RWD Technologies are advised to read the definitive proxy materials, including the proxy statement and the merger agreement, before making any decisions regarding the merger.  Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC’s website at www.sec.gov or RWD Technologies’ website at www.rwd.com as they are mailed to stockholders.

RWD Technologies, Dr. Deutsch, RPA, and the other directors of RWD Technologies may be deemed to be participants in the solicitation of the stockholders of RWD Technologies in favor of the merger.  Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in RWD Technologies’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and will be contained in the proxy materials relating to the transaction.

About RWD Technologies, Inc.

RWD Technologies (NASDAQ: RWDT) is a professional services company that provides a broad range of technology solutions to business problems confronting Fortune 1000 companies. RWD has three operational segments: Performance Solutions specializing in Lean processes for manufacturing and service organizations; Enterprise Systems specializing in supporting the end users of enterprise resource planning (ERP) systems; and Applied Technology Solutions specializing in customized eLearning and eBusiness systems. Corporate headquarters are located in Baltimore, Md.  Established in 1988, RWD has approximately 825 employees located in 13 offices in the United States, four offices in Europe, one office in Canada, and one office in Singapore. RWD provides services that increase productivity and reduce operating costs for companies in more than 20 industries. Information about RWD can be found at the corporation’s Web site: www.rwd.com.

Media Contact:

RWD Technologies, Inc.

Beth Marie Buck

Chief Financial Officer and Vice President

bbuck@rwd.com

410-869-7076

Conference Call Information

RWD invites interested parties to participate in the first quarter financial results conference call on Wednesday, April 30, 2003 at 11:00 a.m. ET.  To participate in the conference call, dial 888-820-8038 (Passcode: Q ONE) at least 10-15 minutes prior to the scheduled time, and follow the operator’s instructions.

The conference call will also be web cast live over the Internet. To participate, logon to the Company’s Web site: www.rwd.com.  If you are unable to join the live call, it will be archived on RWD’s website.

In addition, a recording of the conference call will be available for a 48-hour period immediately following the call. To access the telephonic audio replay during this period, call 800-873-2117 (US) or 402-220-5071 (outside the US).

Certain statements contained herein, including statements regarding anticipated future results, development of the Company’s services, markets, and future demands for the Company’s services, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties, particularly those described in the Company’s filings with the Securities and Exchange Commission; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, general economic conditions, risks associated with development of software products, reliance on strategic partners and alliance organizations, expansion of international operations, reliance on the market for enterprise resource planning software, rapid technological change in the information technology industry, reliance on a few key clients, the Company’s ability to attract and retain sufficient employees, substantial competition, concentration of revenue in the automotive industry, which is subject to cyclical and economic factors outside the Company’s control, as well as various project risks associated with individual projects that could materially impact operating results, the Company’s ability to effectively manage its growth, variability of operating results, and dependence on key personnel.

Copyright © 2003 RWD Technologies, Inc. All rights reserved.

RWD, RWD Technologies and RWD Technologies, Inc. are registered trademarks, and 360Sync is a trademark of RWD Technologies, Inc. in the United States and several other countries. All other products and names are or may be trademarks or registered trademarks of their respective owners.

RWD TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002
Revenue	$23,455	$29,181
Cost of revenue	22,788	23,836
Gross profit	667	5,345
Selling, general and administrative expenses	7,003	6,622
Operating loss	(6,336)	(1,277)
Other income (expense), net	280	(36)
Loss before income taxes and cumulativeeffect of a change in accounting principle	(6,056)	(1,313)
Provision for (benefit from) income taxes	35	(2,262)
(Loss) income before cumulative effect of a change in accounting principle	(6,091)	949
Cumulative effect on prior years of changing method of accounting for goodwill	—	(12,529)
Net loss	$(6,091)	$(11,580)

Basic and diluted (loss) earnings per share:
(Loss) earnings before cumulative effect of a change in accounting principle	$(0.40)	$0.06
Cumulative effect on prior years of changing method of accounting for goodwill	—	(0.82)
Net loss per share	$(0.40)	$(0.76)

Weighted average shares outstanding - basic and diluted	15,407	15,307

Number of employees	816	931

RWD TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

March 31, 2003

December 31, 2002

	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and investments	$10,300	$11,312
Restricted cash and investments	10,516	10,508
Contract accounts receivable, net	14,549	19,053
Costs and estimated earnings in excess of billings on uncompleted contracts	6,412	6,005
Income tax refund receivable	7,792	7,802
Prepaid expenses and other current assets	3,802	1,703
Deferred tax assets	388	388
Total Current Assets	53,759	56,771
Fixed assets, net	8,886	9,675
Capitalized software development costs and other assets	4,144	4,251
Restricted investments	2,383	2,508
Total Assets	$69,172	$73,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$12,091	$13,379
Credit lines payable	8,058	4,705
Billings in excess of costs and estimated earnings on ncompleted contracts	381	744
Deferred revenue	3,031	2,682
Current portion of long-term debt	577	567
Total Current Liabilities	24,138	22,077
NONCURRENT LIABILITIES:
Long-term debt, net of current portion	2,595	2,712
Deferred tax liabilities	388	388
Total Liabilities	27,121	25,177
STOCKHOLDERS’ EQUITY:
Common stock	1,540	1,542
Additional paid-in capital	46,216	46,499
Accumulated other comprehensive income (loss)	28	(117)
Retained (deficit) earnings	(5,733)	104
Total Stockholders’ Equity	42,051	48,028
Total Liabilities and Stockholders’ Equity	$69,172	$73,205